Exhibit 99.1
5551 Corporate Boulevard
Baton Rouge, LA 70808
Lamar Advertising Company Announces
First Quarter 2010 Operating Results
Baton Rouge, LA — May 6, 2010 — Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, announces the Company’s operating results for the first quarter ended March 31, 2010.
First Quarter Results
Lamar reported net revenues of $244.1 million for the first quarter of 2010 versus $247.2 million for the first quarter of 2009, a 1.3% decrease. Operating income for the first quarter of 2010 was $10.8 million as compared to $3.9 million for the same period in 2009. There was a net loss of $24.8 million for the first quarter of 2010 compared to a net loss of $21.7 million for the first quarter of 2009.
Adjusted EBITDA, which we refer to herein as EBITDA (defined as operating income before non-cash compensation, depreciation and amortization and gain on disposition of assets — see reconciliation to net loss at the end of this release) for the first quarter of 2010 was $90.8 million versus $90.6 million for the first quarter of 2009, a 0.2% increase.
Free cash flow (defined as EBITDA less interest, net of interest income and amortization of financing costs, current taxes, preferred stock dividends and total capital expenditures — see reconciliation to cash flows provided by operating activities at the end of this release) for the first quarter of 2010 was $36.4 million as compared to $44.9 million for the same period in 2009, a 18.8% decrease.
Pro forma net revenue for the first quarter of 2010 decreased 0.7% and pro forma EBITDA increased 2.7% as compared to the first quarter of 2009. Pro forma net revenue and EBITDA include adjustments to the 2009 period for acquisitions and divestitures for the same time frame as actually owned in the 2010 period. Tables that reconcile reported results to pro forma results and operating income to outdoor operating income are included at the end of this release.
Recent Transactions
On April 22, 2010, Lamar Media Corp. (“Lamar Media”), a wholly owned subsidiary of Lamar Advertising Company, completed an institutional private placement of $400 million aggregate principal amount of 7 7/8% Senior Subordinated Notes due 2018. The institutional private placement resulted in net proceeds to Lamar Media of approximately $392 million.
In addition, on April 8, 2010, Lamar Media commenced a tender offer to purchase for cash any and all of its outstanding 7 1/4% Notes due 2013. On April 22, 2010, Lamar Media accepted for payment approximately $365.4 million principal amount of the Notes, representing approximately 95% of the outstanding Notes, at a purchase price of $1,012.08 per $1,000 principal amount of Notes, including accrued and unpaid interest up to but excluding the April 22, 2010 early settlement date. The tender offer expired at midnight, New York City time, on May 5, 2010 with $169 thousand additional tenders.
On April 28, 2010, Lamar Media refinanced its existing bank credit facility with a new bank credit facility. The new bank credit facility, for which JPMorgan Chase Bank, N.A. serves as administrative agent, consists of a $250 million revolving credit facility, a $300 million term loan A facility, a $575 million term loan B facility and a $300 million incremental facility, which may be increased by up to an additional $200 million, based upon our satisfaction of a senior debt ratio test.

Guidance
For the second quarter of 2010 the Company expects net revenue to be approximately $282 million. On a pro forma basis this represents an increase of approximately 2%.
Forward Looking Statements
This press release contains forward-looking statements, including the statements regarding guidance for the second quarter of 2010. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, (1) our significant indebtedness; (2) the length and severity of the current recession and the effect that it has on the demand for advertising; (3) the continued popularity of outdoor advertising as an advertising medium; (4) our need for and ability to obtain additional funding for operations, debt refinancing or acquisitions; (5) the regulation of the outdoor advertising industry; (6) the integration of companies that we acquire and our ability to recognize cost savings or operating efficiencies as a result of these acquisitions; (7) the market for our Class A common stock and (8) other factors described in the reports on Forms 10-K and 10-Q and the registration statements that we file from time to time with the SEC. We caution investors not to place undue reliance on the forward-looking statements contained in this document. These statements speak only as of the date of this document, and we undertake no obligation to update or revise the statements, except as may be required by law.
Use of Non-GAAP Measures
EBITDA, free cash flow, pro forma results and outdoor operating income are not measures of performance under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered alternatives to operating income, net loss, cash flows from operating activities, or other GAAP figures as indicators of the Company’s financial performance or liquidity. The Company’s management believes that EBITDA, free cash flow, pro forma results and outdoor operating income are useful in evaluating the Company’s performance and provide investors and financial analysts a better understanding of the Company’s core operating results. The pro forma acquisition adjustments are intended to provide information that may be useful for investors when assessing period to period results. Our presentations of these measures may not be comparable to similarly titled measures used by other companies. Reconciliations of these measures to GAAP are included at the end of this release.
Conference Call Information
A conference call will be held to discuss the Company’s operating results on Thursday, May 6, 2010 at 10:00 a.m. central time. Instructions for the conference call and Webcast are provided below:
Conference Call

All Callers:	1-334-323-0520 or 1-334-323-9871
Passcode:	Lamar

Replay:	1-334-323-7226
Passcode:	39954777
Available through Monday, May 10, 2010 at 11:59 p.m. eastern time

Live Webcast:	www.lamar.com

Webcast Replay:	www.lamar.com
Available through Monday, May 10, 2010 at 11:59 p.m. eastern time
General Information
Lamar Advertising Company is a leading outdoor advertising company currently operating over 150 outdoor advertising companies in 44 states, Canada and Puerto Rico, logo businesses in 19 states and the province of Ontario, Canada and approximately 64 transit advertising franchises in the United States, Canada and Puerto Rico.

Company Contact:	Keith A. Istre
Chief Financial Officer
(225) 926-1000
KI@lamar.com

LAMAR ADVERTISING COMPANY AND
SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three months ended
	March 31,
	2010	2009
Net revenues	$244,103	$247,248

Operating expenses (income)
Direct advertising expenses	98,552	100,981
General and administrative expenses	44,760	45,377
Corporate expenses	10,022	10,321
Non-cash compensation	2,761	1,505
Depreciation and amortization	78,342	85,774
Gain on disposition of assets	(1,173)	(652)

	233,264	243,306

Operating income	10,839	3,942

Other expense (income)
Loss on extinguishment of debt	261	—
Interest income	(89)	(145)
Interest expense	49,330	36,350

	49,502	36,205

Loss before income tax	(38,663)	(32,263)
Income tax benefit	(13,836)	(10,525)

Net loss	(24,827)	(21,738)
Preferred stock dividends	91	91

Net loss applicable to common stock	$(24,918)	$(21,829)

Earnings per share:
Basic and diluted loss per share	$(0.27)	$(0.24)

Weighted average common shares outstanding:
- basic	91,983,549	91,579,117
- diluted	92,498,159	91,674,499

OTHER DATA
Free Cash Flow Computation:
EBITDA	$90,769	$90,569
Interest, net	(45,292)	(34,923)
Current tax expense	(611)	(618)
Preferred stock dividends	(91)	(91)
Total capital expenditures (1)	(8,341)	(10,058)

Free cash flow	$36,434	$44,879

(1)	See the capital expenditures detail included below for a breakdown by category.

	March 31,	December 31,
	2010	2009
Selected Balance Sheet Data:
Cash and cash equivalents	$32,964	$112,253
Working capital	93,346	104,229
Total assets	3,822,331	3,943,541
Total debt (including current maturities)	2,597,275	2,674,912
Total stockholders’ equity	810,414	831,798

	Three months ended
	March 31,
	2010	2009
Other Data:
Cash flows provided by operating activities	$7,651	$19,361
Cash flows used in investing activities	8,042	3,588
Cash flows (used in) provided by financing activities	(79,131)	163,935

Reconciliation of Free Cash Flow to Cash Flows Provided by Operating Activities:
Cash flows provided by operating activities	$7,651	$19,361
Changes in operating assets and liabilities	39,226	38,041
Total capital expenditures	(8,341)	(10,058)
Preferred stock dividends	(91)	(91)
Other	(2,011)	(2,374)

Free cash flow	$36,434	$44,879

Reconciliation of EBITDA to Net loss:
EBITDA	$90,769	$90,569
Less:
Non-cash compensation	2,761	1,505
Depreciation and amortization	78,342	85,774
Gain on disposition of assets	(1,173)	(652)

Operating Income	10,839	3,942

Less:
Loss on extinguishment of debt	261	—
Interest income	(89)	(145)
Interest expense	49,330	36,350
Income tax benefit	(13,836)	(10,525)

Net loss	$(24,827)	$(21,738)

	Three months ended
	March 31,
	2010	2009	% Change
Reconciliation of Reported Basis to Pro Forma (a) Basis:
Reported net revenue	$244,103	$247,248	(1.3%)
Acquisitions and divestitures	—	(1,346)

Pro forma net revenue	$244,103	$245,902	(0.7%)

Reported direct advertising and G&A expenses	$143,312	$146,358	(2.1%)
Acquisitions and divestitures	—	821

Pro forma direct advertising and G&A expenses	$143,312	$147,179	(2.6%)

Reported outdoor operating income	$100,791	$100,890	(0.1%)
Acquisitions and divestitures	—	(2,167)

Pro forma outdoor operating income	$100,791	$98,723	2.1%

Reported corporate expenses	$10,022	$10,321	(2.9%)
Acquisitions and divestitures	—	—

Pro forma corporate expenses	$10,022	$10,321	(2.9%)

Reported EBITDA	$90,769	$90,569	0.2%
Acquisitions and divestitures	—	(2,167)

Pro forma EBITDA	$90,769	$88,402	2.7%

(a)	Pro forma net revenues, direct advertising and general and administrative expenses, outdoor operating income, corporate expenses and EBITDA include adjustments to 2009 for acquisitions and divestitures for the same time frame as actually owned in 2010.

	Three months ended
	March 31,
	2010	2009
Reconciliation of Outdoor Operating Income to Operating Income:
Outdoor operating income	$100,791	$100,890
Less: Corporate expenses	10,022	10,321
Non-cash compensation	2,761	1,505
Depreciation and amortization	78,342	85,774
Plus: Gain on disposition of assets	1,173	652

Operating income	$10,839	$3,942

	Three months ended
	March 31,
	2010	2009
Capital expenditure detail by category
Billboards — traditional	$1,636	$2,844
Billboards — digital	1,733	4,318
Logo	2,087	662
Transit	636	988
Land and buildings	579	384
Operating equipment	1,670	862

Total capital expenditures	$8,341	$10,058